EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

National Home Health Care Corp.
Scarsdale, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 033-61315 and 333-46076) of National Home Health Care Corp. and Subsidiaries of our report dated October 17, 2006, relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated October 17, 2006 relating to the financial statement schedule, which also appears in this Annual Report on Form 10-K.

BDO Seidman, LLP

Valhalla, New York
October 30, 2006